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For release:        IMMEDIATELY
Contact:            Charles M. Johnston, Chief Financial Officer
                    Commonwealth Bancorp, Inc.
                    (610) 313-2189


             COMMONWEALTH BANK ACQUIRES VIRGINIA MORTGAGE COMPANY

NORRISTOWN, PA, MARCH 31, 1998 -- Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that Commonwealth Bank, through ComNet Mortgage Services (ComNet), its mortgage banking division, has acquired selected assets of Edmunds Financial Corporation d/b/a Service First Mortgage, a mortgage company headquartered in Annandale, Virginia. Terms of the transaction, which were not material to Commonwealth, were not disclosed.

Among the assets acquired from Service First Mortgage was the production branch located in Annandale, Virginia. In 1997, this branch originated approximately $75 million in mortgages in Virginia, Maryland and the District of Columbia. Under the terms of the transaction, the group will operate under the ComNet Mortgage Services name.

"This acquisition further demonstrates Commonwealth's commitment to the mortgage banking business in the Mid-Atlantic Region," said Patrick J. Ward, President and Chief Operating Officer of Commonwealth Bank. He added, "We're excited about expanding an already profitable core business."

ComNet has been an active purchaser of mortgages in the Mid-Atlantic markets through its wholesale lending department, as well as retail originations in Maryland where it operates as Homestead Mortgage. "This acquisition increases our retail mortgage presence in the important Washington, D.C. mortgage market," said Peter A. Kehoe, President of ComNet. He also noted that, "Partnering with a professional organization with a proven track record will enable ComNet to increase its business in targeted mortgage markets much faster than through de novo branch expansion."

"The affiliation with ComNet Mortgage Services will allow our organization to grow and prosper," said Thomas L. Edmunds, President of First Service Mortgage. He also stated, "This is a win-win situation for both our employees and customers." He will join ComNet as Regional Vice President, and will report directly to Peter A. Kehoe, President. He will be responsible for the daily management of the retail and wholesale production for the Mid-Atlantic Region.

Commonwealth Bancorp, Inc., with consolidated assets of $2.3 billion, is the holding company for Commonwealth Bank, which has 56 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Connecticut, New Jersey, and Rhode Island. ComNet operates under the trade name of Homestead Mortgage in Maryland.

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